AARP GROWTH TRUST
                            AARP Blue Chip Index Fund

                                  SUPPLEMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT


     AGREEMENT made as of the 1st day of February, 1997, by and between AARP Growth Trust (the "Trust") and Scudder, Stevens & Clark, Inc. (the "Manager").

     WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate series as have been or may be established and designated by the Trustees of the Trust from time to time;

     WHEREAS, the Trust has adopted an Investment Management Agreement (the "Agreement") dated February 1, 1994 pursuant to which the Trust has appointed the Manager to act as investment manager and perform such services specified in the Agreement;

     WHEREAS, AARP Blue Chip Index Fund (the "Series") is separate investment series of the Trust; and

     WHEREAS, The Manager has entered into a Sub Advisory Agreement (the "Sub Advisory Agreement") with Bankers Trust Company dated February 1, 1997 pursuant to which the Manager has appointed Bankers Trust Company to perform such services specified in the Sub Advisory Agreement for the benefit of the Series.

     NOW THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

     1. As provided for in the Agreement, the Trust hereby adopts the Agreement with respect to the Series, and the Manager hereby acknowledges that the Agreement shall pertain to the Series, the terms and conditions of such Agreement being hereby incorporated herein by reference.

     2. The term "Series" as used in the Agreement shall, for purposes of this Supplement, pertain to the Series.

     3. In rendering the services required under the Agreement, the Manager may, subject to the legally required approval of the Trust, its shareholders and Trustees, cause such services to be provided by a registered investment adviser or bank (together with Bankers Trust Company, the "Subadvisor") exempt from the registration requirements under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and receive other assistance from such Subadvisor pursuant to an agreement or agreements and may contract with such other parties as the Manager may deem appropriate to obtain information, advice and management services and other assistance provided, that such services shall not be deemed to render such party a registered investment adviser, but any fees, compensation or expenses to be paid to any such party shall be paid by the Manager, and on obligation shall be incurred on the Trust's behalf in any respect.

     4. The Manager hereby acknowledges that the employment of a Subadvisor or other service providers hereunder shall not relieve the Manager of any of its obligations under the Agreement, including its obligations under paragraph 7 of the Agreement, "Limitation of Liability of Manager". Further, the Manager acknowledges that for purposes of the Agreement, the acts of such Subadvisor or other service provider shall be deemed to be acts of the Manager.

     5. As provided in the Agreement and subject to further conditions as set forth therein, the Series shall pay the Manager the base fee rate as specified in Section 5(b) of the Agreement, and a fund fee rate equal to 0.00 percent per annum of the net assets of the Series.

     6. The Manager shall pay to Bankers Trust Company, or to any other Subadvisor retained by the Manager, the fees required pursuant to the Sub Advisory Agreement or such other sub advisory agreement relating to the Series. In the event that the Sub Advisory Agreement is terminated, the Manager shall be responsible for furnishing to the Series the services required to be performed by Bankers Trust Company under these arrangements or any other arrangements relating to the Series, or arranging for a successor Subadvisor on terms and conditions acceptable to the Series and subject to the requirements of the Investment Company Act of 1940, as amended.

     7. This Supplement and the Agreement (together, the "Management Agreement") shall become effective with respect to each Series as of the date specified above and shall remain in force until August 31, 1998, and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to the Management Agreement or interested persons of any party to the Management Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Series. The aforesaid requirement that continuance of the Management Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     8. The Management Agreement may be terminated with respect to the Series at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of each Series or by the Trust's Board of Trustees on 60 days' written notice to the Manager, or by the Manager on 60


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

days' written notice to the Trust. The Management Agreement shall terminate automatically in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Manager's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Manager's business shall not be deemed to be an assignment for the purposes of the Management Agreement.


                                        AARP GROWTH TRUST
                                        AARP Blue Chip Index Fund


                                        By:_____________________________________
                                        Title:


                                        SCUDDER, STEVENS & CLARK, INC.



                                        By:_____________________________________
                                        Title:


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